KIRKPATRICK & LOCKHART LLP                      1800 Massachusetts Avenue, NW
                                                Suite 200
                                                Washington, DC 20036-1221
                                                202.778.9000
                                                202.778.9100 Fax
                                                www.kl.com




                               October 6, 2004



Neuberger Berman Institutional Liquidity Series
605 Third Avenue, Second Floor
New York, New York 10158


Ladies and Gentleman:

      We have acted as counsel to Neuberger Berman Institutional Liquidity Series, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of the Trust's Registration Statement on Form N-14 (the "Registration Statement"), registering the shares of beneficial interest of the Neuberger Berman Institutional Cash Fund (the "New Fund"), a series of the Trust, to be issued pursuant to an Agreement and Plan of Reorganization (the "Plan") to be entered into by the Trust, on behalf of the New Fund, and Neuberger Berman Income Funds, a Delaware statutory trust, on behalf of Neuberger Berman Institutional Cash Fund (the "Old Fund"), under the Securities Act of 1933, as amended (the "1933 Act"). The Plan provides for the transfer of the Old Fund's assets to the New Fund in exchange solely for a number of shares of the New Fund determined in the manner specified in the Plan and the assumption by the New Fund of the liabilities of the Old Fund and the distribution of the shares of the New Fund to shareholders of the Old Fund in complete liquidation of the Old Fund.

      You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined a draft of the Registration Statement and the form of the Plan that we understand will be included as an exhibit to the Registration Statement, the Trust Instrument and By-Laws of the Trust, and the action of the Trust that provides for the issuance of the New Fund shares pursuant to the Plan, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws

KIRKPATRICK & LOCKHART LLP




Neuberger Berman Institutional Liquidity Series
October 6, 2004
Page 2



of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. The New Fund Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

      2. When issued and paid for upon the terms provided in the Registration Statement, the shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

      This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.


                                    Very truly yours,


                                    /s/ Kirkpatrick & Lockhart LLP